Exhibit 99
For additional information contact:Benno Sand-Investor and Financial Media 952.448.8936
Laurie Walker-Trade Media 952.448.8066
FSI International, Inc. Announces Fourth Quarter and Fiscal Year 2008 Financial Results
The Company’s continued emphasis on cash management contributed to the generation of $1.0 million in cash from operations in fiscal 2008
     MINNEAPOLIS (Oct. 21, 2008) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the fiscal 2008 fourth quarter and the fiscal year ended August 30, 2008.
Fiscal 2008 Fourth Quarter Results
     Sales for the fiscal 2008 fourth quarter were $14.1 million, as compared to $19.9 million for the same period of fiscal 2007. The Company’s net loss for the fourth quarter of fiscal 2008 was $9.1 million, or $0.30 per share, as compared to net loss of $6.5 million, or $0.21 per share, in the fourth quarter of fiscal 2007.
     The Company recorded $2.0 million, or $0.06 per share of severance and other restructuring costs and approximately $2.6 million, or $0.08 per share of increased reserves, primarily relating to inventory in the fourth quarter of fiscal 2008. The Company recorded $1.2 million, or $0.04 per share, of severance costs in the fourth quarter of fiscal 2007.
Fiscal 2008 Full Year Results
     Fiscal year 2008 sales were $78.3 million, as compared to $116.2 million for fiscal 2007. The Company’s fiscal 2008 net loss was $13.6 million, or $0.45 per share, compared to a net loss of $14.6 million, or $0.48 per share, for fiscal year 2007.
     The Company recorded $4.6 million, or $0.15 per share of severance, other restructuring costs and increased reserves, primarily relating to inventory, in fiscal 2008. The Company recorded a $4.1 million, or $0.13 per share, asset impairment charge in fiscal 2007 associated with the Company’s investment in m•FSI LTD (now Apprecia Technology, Inc.), a Japanese joint venture and $1.8 million, or $0.06 per share, of severance costs.
Share Repurchase Plan
     The Company also announced today that the Board of Directors has authorized the repurchase of up to $3 million of the Company’s common stock to be effected from time to time in transactions in the public markets or in private purchases. The timing and extent of any repurchases will depend upon market conditions, the trading price of the Company’s shares and other factors, and subject to the restrictions relating to volume, price and timing under applicable law. The repurchase program may be modified, suspended or terminated at any time by the Company without notice.
Fiscal 2008 Highlights
     “While deteriorating economic and industry conditions during the year impacted our overall order level and financial performance for fiscal 2008, progress was made on the strategies we rolled out at the beginning of the year,” said Don Mitchell, FSI chairman and chief executive officer. “From a financial perspective, through effective cash management, we generated $1.0 million of cash from operations; from a development perspective, we shipped our first multichamber ORION® Single Wafer Wet System, to a leading integrated circuit manufacturer for use in 32nm development programs; and from a commercial perspective several systems for our new high temperature ZETA® ViPR™ technology were shipped to customers in Korea, Japan and Europe.”
     “Our accomplishments in fiscal 2008 and the recent cost reduction and realignment activities place us in a better position for fiscal 2009. However, given the impact the global financial crisis is currently having on our customers and peers, we need to remain vigilant as we progress through the year. We remain focused on preserving our balance sheet, including our strong cash position as we navigate these unprecedented economic times,” concluded Mitchell.*
Backlog and Deferred Revenue
     The Company ended fiscal 2008 with $11.0 million in backlog and deferred revenue, as compared to $21.0 million at the end of fiscal 2007. Customers can cancel or delay orders or delay product acceptance; therefore, orders, backlog and deferred revenue are not necessarily indicative of shipments or revenues in future periods.*
Balance Sheet Strength
     Cash, cash equivalents, restricted cash and marketable securities were $22.9 million at the end of fiscal 2008, as compared to $24.5 million at the end of fiscal 2007. The Company used $2.0 million of cash for operations in the fourth quarter of fiscal 2008 while generating $1.0 million of cash from operations during fiscal 2008. As of August 30, 2008, the Company had $41.4 million in working capital, a current ratio of 3.1 to 1 and a book value of $2.19 share.
Outlook
     The Company expects first quarter fiscal 2009 orders to be between $13.0 to $15.0 million, as compared to $13.6 million in the fourth quarter of fiscal 2008.* This assumes the receipt of several follow-on orders that are anticipated late in the quarter.*
     Considering the backlog and deferred revenue levels at the end of fiscal 2008, the Company expects first quarter fiscal 2009 revenues to range from $13.0 to $15.0 million as compared to $14.1 million in the fourth quarter of fiscal 2008.* A portion of the expected revenue is subject to either receiving purchase orders or obtaining timely acceptance from the Company’s customers.*
     Based upon anticipated gross profit margins associated with deferred revenue, the expected manufacturing capacity utilization rate, the product sales mix and the current quarterly operating expense run rate, the Company expects a net loss in the $3.5 to $5.0 million range for the first quarter of fiscal 2009.*
     Fiscal 2009 first quarter capital expenditures are expected to be less than $100,000 with depreciation and amortization expected to be between $1.0 million and $1.1 million.* If the Company achieves its expectations, it anticipates using $3.5 to $5.5 million of cash in operations during the first quarter of fiscal 2009.*
Conference Call Details
     FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The Company invites all those interested in hearing to join the call by dialing 800.857.5749 and entering access code 7622347. The webcast is also being distributed through the Thomson ONE StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 203.369.1295.
About FSI
          FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance flexibility and productivity goals.

The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Laurie Walker, 952.448.8066 for trade media or Benno Sand, 952.448.8936 for investor and financial media.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected orders, expected revenues, expected loss, expected capital expenditures, expected depreciation and amortization, expected cash usage, and other expected financial performance for the first quarter of fiscal 2009. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the Company presently holds; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	Aug. 30,	Aug. 25,	Aug. 30,	Aug. 25,
	2008	2007	2008	2007
Sales	$14,063	$19,949	$78,256	$116,233
Cost of goods	10,369	12,626	45,271	69,110

Gross margin	3,694	7,323	32,985	47,123
Selling, general and administrative expenses	7,972	8,365	29,012	34,542
Research and development expenses	5,179	5,839	18,962	24,086

Operating loss	(9,457)	(6,881)	(14,989)	(11,505)
Other income (expense), net	(91)	328	726	(2,986)

Loss before income taxes	(9,548)	(6,553)	(14,263)	(14,491)
Income tax (benefit) expense	(461)	(8)	(624)	122

Loss before equity in losses of affiliate	(9,087)	(6,545)	(13,639)	(14,613)
Equity in earnings of affiliate	—	—	—	27

Net loss	$(9,087)	$(6,545)	$(13,639)	$(14,586)

Loss per share — basic	$(0.30)	$(0.21)	$(0.45)	$(0.48)

Loss per share — diluted	$(0.30)	$(0.21)	$(0.45)	$(0.48)

Weighted average common shares
Basic	30,778	30,509	30,648	30,413
Diluted	30,778	30,509	30,648	30,413
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Aug. 30,	Aug. 25,
	2008	2007
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$15,913	$23,991
Receivables, net	9,614	17,609
Inventories	27,169	29,625
Other current assets	8,152	7,502

Total current assets	60,848	78,727

Property, plant and equipment, net	18,266	20,022

Marketable securities	6,447	—
Restricted cash	500	500
Investment	460	460
Intangible assets, net	61	496
Other assets	1,071	1,199

Total assets	$87,653	$101,404

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$4,305	$3,458
Current portion of long-term debt	841	561
Deferred profit*	3,868	3,332
Customer deposits	7	1,306
Accrued expenses	10,391	11,365

Total current liabilities	19,412	20,022

Long-term debt	583	616
Total stockholders’ equity	67,658	80,766

Total liabilities and stockholders’ equity	$87,653	$101,404

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Year Ended
	Aug. 30,	Aug. 25,
	2008	2007
Sales by Area

United States	24%	31%
International	76%	69%

Cash Flow Statement

Capital expenditures	$1,702	$1,590
Depreciation	3,818	3,663
Amortization	436	508

Miscellaneous Data

Total employees, including contract	408	429
Book value per share	$2.19	$2.64
Shares outstanding	30,839	30,545